Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 22, 2020

Between

PARTNERRE FINANCE B LLC,
Issuer

PARTNERRE LTD.,
Guarantor

to

THE BANK OF NEW YORK MELLON
Trustee

TABLE OF CONTENTS

		Page

Article 1
DEFINITIONS

Section 1.01	Definitions of Terms	1

Article 2
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01	Designation and Principal Amount	6
Section 2.02	Further Issues	6
Section 2.03	Form and Payment	6
Section 2.04	Payment of Principal	7
Section 2.05	Interest Rate	7
Section 2.06	Payment of Interest	7
Section 2.07	Arrears of Interest	7
Section 2.08	Mandatory Deferral	8
Section 2.09	Optional Deferral of Interest Payments	8
Section 2.10	Variation and Substitution of the Notes	9
Section 2.11	No Payment of Additional Amounts	10
Section 2.12	Calculation Agent	10

Article 3
REPAYMENT AND REDEMPTION OF THE NOTES

Section 3.01	Repayment at Final Maturity Date	10
Section 3.02	Optional Redemption	11
Section 3.03	Specified Event Redemption of the Notes.	11
Section 3.04	BMA Redemption Requirements	12

Article 4
NO SINKING FUND

Section 4.01	No Sinking Fund	13

Article 5
FORM OF NOTE

Section 5.01	Form of Note	13

Article 6
ORIGINAL ISSUE OF NOTES

Section 6.01	Original Issue of Notes	17

Article 7
EVENTS OF DEFAULT

Section 7.01	Events of Default	18
Section 7.02	Acceleration of Maturity; Rescission and Annulment	19

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Article 8
COVENANTS

Section 8.01	Activities of the Company	19
Section 8.02	Use of Proceeds	19
Section 8.03	Proper Records	19
Section 8.04	Compliance with Laws	20
Section 8.05	Reserved	20
Section 8.06	Dividend and Other Payment Stoppages During Deferral Periods	20

Article 9
MODIFICATION AND WAIVER

Section 9.01	Modification and Waiver	20

Article 10
ADDITIONAL TERMS

Section 10.01	Additional Terms	21
Section 10.02	No Rights of Set-off; No Encumbrances	21
Section 10.03	Contractual Subordination	21
Section 10.04	Agreement to Certain Tax Treatment	21

Article 11
MISCELLANEOUS

Section 11.01	Ratification of Indenture	21
Section 11.02	Trustee Not Responsible for Recitals	21
Section 11.03	Governing Law	21
Section 11.04	Separability	21
Section 11.05	Counterparts	21

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FIRST SUPPLEMENTAL INDENTURE, dated as of September 22, 2020 (the “First Supplemental Indenture”), among PartnerRe Finance B LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Company”), PartnerRe Ltd., a company duly organized and existing under the laws of Bermuda (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), amending and supplementing the Subordinated Debt Securities Indenture among the Company, the Guarantor and the Trustee, dated as of September 22, 2020 (the “Base Indenture”).

WHEREAS, the Company has executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s subordinated unsecured debentures, notes or other evidence of subordinated unsecured indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, Section 3.01 of the Base Indenture provides that, with respect to any series of Securities to be authenticated and delivered under the Base Indenture, the terms of such series of Securities shall be established by (i) a Board Resolution and Officers’ Certificate or (ii) one or more indentures supplemental to the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, as amended or supplemented by this First Supplemental Indenture (the “Indenture”), the Company desires to provide for the establishment of a new series of its Securities to be known as its 4.500% Fixed-Rate Reset Junior Subordinated Notes due 2050 (the “Notes”), which shall be in the form of junior subordinated unsecured notes, with specific terms and provisions, the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid, legally binding instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, legally binding obligations of the Company, have been done and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects:

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in this Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, it is mutually covenanted and agreed as follows:

Article 1
DEFINITIONS

Section 1.01         Definitions of Terms. Unless the context otherwise requires:

(a)           a term not defined herein that is defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture;

(b)           the definition of any term in this First Supplemental Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

(c)           a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(d)           the singular includes the plural and vice versa;

(e)           headings are for convenience of reference only and do not affect interpretation;

(f)            the following terms have the meanings given to them in this Section 1.01(f):

“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Guarantor or the Insurance Group and which shall initially mean the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time (the “Group Rules”) until such time when the BMA no longer has jurisdiction or responsibility to regulate the Guarantor or the Insurance Group. If any provision of the Applicable Supervisory Regulations referred to in the Indenture or in the Notes in connection with any requirements applying to the Guarantor and/or the Insurance Group is amended or replaced so that there is no corresponding provision in the amended or replacement measures, (i) if the requirement concerned is entirely dependent on the existence of such a corresponding provision, the requirement shall cease to apply and (ii) if the requirement concerned is partially dependent on the existence of such a corresponding provision, the requirement shall be deemed modified so that all parts of that requirement solely dependent on that provision shall cease to apply; provided, in each case, that holders of the Notes are not adversely affected thereby.

“Arrears of Interest” has the meaning set forth in Section 2.07.

“Base Indenture” has the meaning set forth in the preamble of this First Supplemental Indenture.

“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Guarantor or the Insurance Group, as the context requires, a regulator that administers the Applicable Supervisory Regulations.

“BMA Approval” means the BMA has given, and not withdrawn by the applicable Redemption Date, its prior consent to the redemption of such Notes.

“BMA Redemption Requirements” has the meaning set forth in Section 3.04(a).

“Calculation Agent” means, at any time, the Person appointed by the Company and that has accepted such appointment to serve as such agent with respect to the Notes at such time.

A “Capital Disqualification Event” has occurred if the Notes cease to qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level, of the Company or the Insurance Group, where capital is subdivided into tiers, as Tier 2 ancillary capital under then-applicable Applicable Supervisory Regulations imposed upon the Company by the BMA, which would include, without limitation, the Enhanced Capital Requirement, except as a result of any applicable limitation on the amount of such capital.

“Capital Efficient Notes” means the Junior Subordinated Capital Efficient Notes due 2066 issued by PartnerRe Finance II Inc.

“capital stock” has the meaning forth in Section 3.05(a).

“Company” has the meaning set forth in the preamble of this First Supplemental Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed if the Notes matured on the first day of the next Par Call Period.

“Comparable Treasury Price” means (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act, or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Guarantor or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

“Event of Default” has the meaning forth in Section 8.01.

“Final Maturity Date” means (1) the Scheduled Maturity Date, if, on the Scheduled Maturity Date, the BMA Redemption Requirements are satisfied, or (2) otherwise, following the Scheduled Maturity Date, the earlier of (a) the date falling 10 Business Days after the BMA Redemption Requirements are satisfied and would continue to be satisfied if such payment were made and (b) the date on which a Winding-Up of the Company or the Guarantor occurs.

“First Reset Date” means October 1, 2030.

“First Supplemental Indenture” has the meaning set forth in the preamble of this First Supplemental Indenture.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15, with a maturity of five years from the next Reset Date and trading in the public securities market or (2) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, the rate will be determined by the Calculation Agent by interpolation or extrapolation on a straight line basis between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recently published H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clauses (1) or (2) above, then the Five-Year Treasury Rate will be the same interest rate as in effect for the prior period.

“Group Rules” has the meaning set forth in the definition of “Applicable Supervisory Regulations”.

“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Guarantor” has the meaning set forth in the preamble of this First Supplemental Indenture.

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities.”

“Indenture” has the meaning set forth in the preamble of this First Supplemental Indenture.

“Independent Investment Banker” means any one of Wells Fargo Securities, LLC, Barclays Capital Inc., BofA Securities, Inc. and their successors, as specified by the Company, or, if none of such firms is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Insurance Act” means the Bermuda Insurance Act 1978 and related regulations, as amended or replaced from time to time.

“Insurance Group” means all subsidiaries of the Guarantor that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

“Interest Payment Date” has the meaning forth in Section 2.06.

A “Mandatory Deferral Event” shall be deemed to have occurred if the Guarantor or the Insurance Group is in breach of the Enhanced Capital Requirement, or would breach the Enhanced Capital Requirement if payment of accrued and unpaid interest on the Notes, together with any accrued and unpaid interest on any junior subordinated notes outstanding that are issued or guaranteed by the Guarantor and for which such notes or guarantee, as the case may be, rank equally in right of payment with the guarantees of the Notes, were made.

“Mandatory Deferral Period” means the period beginning on an Interest Payment Date with respect to which the Company and the Guarantor defer payment of interest when a Mandatory Deferral Event has occurred and is continuing and ending on the next Interest Payment Date on which a Mandatory Deferral Event would no longer constrain the payment of any accrued interest, the payment of which has been deferred, by the Company or the Guarantor.

“Notes” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Optional Deferral Expiration Date” means (i) the fifth anniversary of the date on which an Optional Deferral Period commences or (ii) if payment of interest on the fifth anniversary as described under (i) would cause the Company or the Guarantor to breach the indenture governing the Capital Efficient Notes or the guarantees thereof, the next Interest Payment Date at which payment of interest would not cause the Company or the Guarantor to breach the indenture governing the Capital Efficient Notes or the guarantees thereof; provided, however, that such date will not occur later than the tenth anniversary of the first deferred Interest Payment Date in the applicable Optional Deferral Period.

“Optional Deferral Period” means the period beginning on an Interest Payment Date with respect to which the Company or the Guarantor defers payment of interest, either at its option or as a result of a Mandatory Deferral Event occurring during the applicable Optional Deferral Period, and ending on the earlier of (x) the next Interest Payment Date on which the Company or the Guarantor has paid all Arrears of Interest (including compounded interest on such deferred amounts), and (y)(i) if no Mandatory Deferral Event has occurred and is continuing on the Optional Deferral Expiration Date, the Optional Deferral Expiration Date, or (ii) if a Mandatory Deferral Event has occurred and is continuing on the Optional Deferral Expiration Date, the date on which the resulting Mandatory Deferral Period ends.

“Par Call Period” means the period from, and including, April 1 of each year in which there is a Reset Date to, and including, October 1 of such year.

“Primary Treasury Dealer” has the meaning set forth in the definition of “Reference Treasury Dealer”.

“Qualifying Equivalent Securities” has the meaning set forth in Section 2.08(d).

“Rating Agency” has the meaning set forth in the definition of “Rating Agency Event”.

A “Rating Agency Event” shall be deemed to have occurred if any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for the Guarantor (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (1) the shortening of the length of time the Notes are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Notes; or (2) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Notes.

“Reference Treasury Dealer” means each of (i) Wells Fargo Securities, LLC, Barclays Capital Inc., BofA Securities, Inc. and their respective successors and (ii) two other primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by the Company; provided, that (1) if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer and (2) if the Company fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotation” means, with respect to a Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Regular Record Date” means, with respect to the Notes only, the close of business on March 15 and September 15, as the case may be, immediately preceding each Interest Payment Date.

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

“Scheduled Maturity Date” means October 1, 2050.

“Securities” has the meaning set forth in the recitals of this First Supplemental Indenture.

A “Tax Event” shall be deemed to have occurred with respect to the Notes if an opinion of a recognized independent tax counsel has been delivered to the trustee stating that, as a result of: (i) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of any Taxing Jurisdiction, or any regulations under those laws or treaties; (ii) an administrative action with respect to a Taxing Jurisdiction, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation; (iii) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body in a Taxing Jurisdiction, regardless of the manner in which that amendment, clarification or change is introduced or made known; or (iv) a threatened challenge asserted in writing in connection with an audit of the Company or the Guarantor or any of their subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of the original issuance of the Notes, there is more than an insubstantial risk that interest payable by the Company or the Guarantor, as applicable, in respect of the Notes is no longer, or within 90 days of the date of the opinion will no longer be, fully deductible by the Company or the Guarantor, as applicable, for income tax purposes in the applicable Taxing Jurisdiction, and that non-deductibility cannot be avoided by the Company or the Guarantor, as applicable, taking such reasonable measures as it (acting in good faith) deems appropriate.

“Taxing Jurisdiction” means the United States, the State of Delaware or Bermuda, or any political subdivision thereof, or any authority or agency therein having the power to tax, or any other jurisdiction from or through which the Company or the Guarantor makes a payment on the Notes or the guarantees thereof or in which the Company or the Guarantor generally becomes subject to taxation, or any jurisdiction in which a successor of the Company or the Guarantor is formed.

“Tier 2 Capital” means Tier 2 Ancillary Capital under the Group Supervision Rules or, if the Group Supervision Rules are amended so as to no longer refer to Tier 2 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended.

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15 for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes (assuming the Notes matured on the first day of the next Par Call Period), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated by the Company using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated by the Company on the third Business Day preceding the Redemption Date.

“Trustee” shall have the meaning set forth in the preamble of this First Supplemental Indenture.

A “Winding-Up” will occur, with respect to any person, if: (i) at any time an order is made, or an effective resolution is passed, for the winding-up of such person (except, in any such case, a solvent winding-up solely for the purpose of a reorganization, merger or amalgamation or the substitution in place of such person of a successor in business of such person, the terms of which reorganization, merger, amalgamation or substitution (A) have previously been approved in writing by the trustee or by holders of a majority in aggregate principal amount of the outstanding notes and (B) do not provide that the Notes or any amount in respect thereof shall thereby become payable); or (ii) an administrator of such person is appointed and such administrator gives notice that it intends to declare and distribute a dividend.

Article 2
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01         Designation and Principal Amount. There is hereby authorized a series of Securities designated the 4.500% Fixed-Rate Reset Junior Subordinated Notes due 2050, which shall be in the form of junior subordinated unsecured notes issued by the Company under this Indenture, unlimited in aggregate principal amount.

Section 2.02         Further Issues. So long as no Event of Default or Mandatory Deferral Event shall have occurred and be continuing with respect to the Notes at the time of such issuance, the Company may, from time to time, subject to compliance with any other applicable provisions of this First Supplemental Indenture but without the consent of the Holders, issue an unlimited principal amount of additional Notes having identical terms as the Notes offered hereby, other than issue date, issue price and, if applicable, the first interest payment date and first interest accrual date (the “additional Notes”) and which will be deemed to be in the same series as the Notes offered hereby. Any additional Notes will be part of the same issue as the Notes being offered hereby and the Notes and any additional Notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions; provided that if any additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, they will be issued with a separate CUSIP number.

Section 2.03         Form and Payment Notes shall be issued in fully registered certificated form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof, bearing identical terms. Principal and interest on the Notes issued in certificated form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions at the Corporate Trust Office of the Trustee.

Section 2.04         Payment of Principal. The principal of the Notes shall be due on Final Maturity Date. If the Final Maturity Date is not a Business Day, payment of principal and interest to be made on the Final Maturity Date shall be made on the next Business Day (but no interest shall accrue as a result of such postponement).

Section 2.05         Interest Rate. The Notes will bear interest (i) from the Original Issue Date to, but excluding, the First Reset Date at the fixed rate of 4.500% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 3.815% to be reset on each Reset Date. Promptly upon receiving notice of the Calculation Agent’s determination of the interest rate for the relevant Reset Period, the Company shall promptly notify the Trustee and paying agent in writing of the interest rate for the relevant Reset Period. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date will be on file at the Company’s offices as set forth in Section 1.05 of the Base Indenture, will be made available to any Holder of the Notes upon request and will be final and binding in the absence of manifest error.

Section 2.06         Payment of Interest. Subject to Section 2.08 and Section 2.09, accrued interest on the Notes shall be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2021, and on the Final Maturity Date (each such date, an “Interest Payment Date”).

Section 2.07         Arrears of Interest.

(a)           Any interest in respect of the Notes not paid on an Interest Payment Date, together with any interest in respect of the Notes not paid on an earlier Interest Payment Date will, so long as the same remains unpaid, constitute “Arrears of Interest” in respect of the Notes, which includes any accrued interest in respect of the Notes, the payment of which is so deferred, so long as such interest remains unpaid. Arrears of Interest shall be cumulative and bear interest at the interest rate then payable on the Notes (such cumulative interest also constituting Arrears of Interest). Arrears of Interest on the Notes will remain outstanding, and will accumulate interest, for so long as they remain unpaid. Any references in the Indenture, this First Supplemental Indenture or the Notes to “accrued and unpaid interest” shall include any Arrears of Interest. The Trustee shall not be responsible for calculating any Arrears of Interest.

(b)           So long as no Event of Default or Mandatory Deferral Event has occurred and is continuing, at the Company’s option, Arrears of Interest on the Notes may be paid in whole or in part to the persons in whose names the Notes are registered as of the close of business on the 15th calendar day (whether or not such date is a Business Day) immediately preceding the date on which payment of such Arrears of Interest is to be made, at any time upon the expiration of not more than 15 nor less than five Business Days’ written notice to the Trustee, the paying agent and the Holders of the Notes to such effect (which written notice shall specify the amount of such Arrears of Interest).

(c)           If not previously paid, Arrears of Interest with respect to the Notes shall become due and payable, and shall be paid in whole (and not in part), on the earliest of:

(i)            so long as no Event of Default or Mandatory Deferral Event has occurred and is continuing, and subject to the right of the Company and the Guarantor to optionally defer payment of interest as provided under Section 2.09, the next Interest Payment Date for the Notes;

(ii)           the date of redemption of the Notes in accordance with Article 3;

(iii)          the date on which a Winding-Up of the Company or the Guarantor occurs; or

(iv)          the Final Maturity Date for the Notes;

provided that, in the event of there being Arrears of Interest on the Final Maturity Date, such Arrears of Interest shall be paid before any repayment of principal.

Section 2.08         Mandatory Deferral.

(a)           If, as of any Interest Payment Date, a Mandatory Deferral Event has occurred and is continuing, the Company and the Guarantor shall be required to defer payment of all (and not less than all) of the interest accrued on the Notes as of such Interest Payment Date. Accrued and unpaid interest will be due and payable at the end of a Mandatory Deferral Period, subject to the right of the Company and the Guarantor to continue deferral of payments as provided under Section 2.09. Any accrued interest under this Section 2.08, the payment of which is so deferred, so long as such interest remains unpaid, will constitute Arrears of Interest and will be subject to Section 2.07.

(b)           Prior to the first Interest Payment Date during the Mandatory Deferral Period, the Company shall provide to the Trustee an Officers’ Certificate identifying the beginning of the Mandatory Deferral Period and shall notify the Holders of the Notes at least 10 Business Days before the first Interest Payment Date during the Mandatory Deferral Period, unless the Mandatory Deferral Event occurs within such period, in which case the Company shall so notify the Holders of the Notes promptly following the occurrence of such Mandatory Deferral Event. Thereafter, the Company shall give Holders of the Notes and the Trustee written notice of the continuation of a Mandatory Deferral Period at least three and not more than 60 Business Days before the next Interest Payment Date, so long as the Mandatory Deferral Period is continuing at such next Interest Payment Date.

(c)           Notwithstanding any other provision in the Notes or the Indenture, the deferral resulting from a Mandatory Deferral Event will constitute neither an Event of Default under the Indenture nor a default of any kind, and will not give Holders of the Notes or the trustee any right to accelerate repayment of the Notes or any other remedies.

Section 2.09         Optional Deferral of Interest Payments.

(a)           Subject to Section 2.09(c), so long as no Event of Default has occurred and is continuing, the Company and the Guarantor may elect at one or more times to defer payment of interest on the Notes for one or more consecutive interest periods that do not exceed five years from the date of commencement of the Optional Deferral Period; provided that, in the event that a failure to defer payment of interest on the Notes at the conclusion of such five-year period would cause the Company or the Guarantor to breach the terms of the indenture governing the Capital Efficient Notes or the guarantees thereof, that Optional Deferral Period may be extended by the Company or the Guarantor until the earlier of the date on which payments of interest on the Notes would no longer result in such a breach and the date that is ten years from the date of commencement of the Optional Deferral Period, in each case for a single Optional Deferral Period. Any interest so deferred shall constitute Arrears of Interest. Interest may not be optionally deferred beyond the Final Maturity Date, or any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Notes.

(b)           If not previously paid, at the end of an Optional Deferral Period, the Company or the Guarantor must pay all Arrears of Interest arising from such Optional Deferral Period. If the Company or the Guarantor has at any time paid all Arrears of Interest on the Notes, including compounded interest on such deferred amounts, the Company and the Guarantor can again elect to optionally defer interest payments on the Notes pursuant to paragraph (a) of this Section 2.09.

(c)           For the avoidance of doubt, if a Mandatory Deferral Period occurs during an Optional Deferral Period (including if such Mandatory Deferral Period and Optional Deferral Period begin on the same Interest Payment Date), and such Mandatory Deferral Period ceases to be continuing prior to the next Optional Deferral Expiration Date, then the Company and the Guarantor may continue to elect to optionally defer interest following the conclusion of such intervening Mandatory Deferral Period until the next Optional Deferral Expiration Date. If a Mandatory Deferral Event has occurred and is continuing on an Optional Deferral Expiration Date (including if a separate Mandatory Deferral Period had previously begun and ended during such Optional Deferral Period), the Optional Deferral Period will continue until such time that a Mandatory Deferral Event is no longer continuing. No provisions of this section shall limit the ability or obligations of the Company or the Guarantor to defer either interest payments or repayment of Arrears of Interest if a Mandatory Deferral Event has occurred and is continuing.

(d)           The Company or the Guarantor will give the Holders of the Notes and the Trustee written notice of their election to commence or continue an Optional Deferral Period at least three and not more than 60 Business Days before the initial scheduled Interest Payment Date of an Optional Deferral Period and, thereafter, before each subsequent Interest Payment Date during the Optional Deferral Period.

Section 2.10         Variation and Substitution of the Notes.

(a)           If a Capital Disqualification Event, Rating Agency Event or Tax Event occurs, the Company may, as an alternative to redemption of the Notes, at any time, without the consent of any Holder, vary any term or condition of the Notes or substitute all (but not less than all) of the Notes for other notes, so that the varied Notes or the substituted notes, as the case may be, become Qualifying Equivalent Securities.

(b)           In the event of a substitution pursuant to this Section 2.10, the principal amount of the Qualifying Equivalent Securities to be received by Holders in substitution shall be equal to the principal amount of the Notes substituted. In connection with the substitution of Qualifying Equivalent Securities for the relevant Notes or the variation of the terms of the relevant Notes, each Noteholder by the purchase of the relevant Notes authorizes the Trustee to, and the Trustee shall, authenticate such new notes in accordance with the Indenture.

(c)           Any variation or substitution of the Notes is subject to no more than 60 nor less than 30 calendar days’ prior notice by the Company to the Holders (which notice shall be irrevocable and shall specify the date fixed for such variation or substitution) in accordance with the notice provisions governing the Notes and to:

(i)            the Guarantor being in compliance with the Applicable Supervisory Regulations on the date of such variation or substitution (after giving effect to such variation or substitution), and such variation or substitution not resulting directly or indirectly in a breach of the Applicable Supervisory Regulations;

(ii)           the Company complying with the rules of any stock exchange (or any other relevant authority) on which the Company has had its notes listed or admitted to trading;

(iii)          in respect of substitution only, all payments of interest, including Arrears of Interest, and any other amount payable under the Notes that, in each case, has accrued to Holders of the Notes and has not been paid, being satisfied in full on or prior to the date thereof; and

(iv)          immediately after the substitution or variation not triggering the right on the Company’s part to redeem the Notes pursuant to Section 3.03(a).

(d)           “Qualifying Equivalent Securities” means securities which have terms not materially less favorable to the Holders than the Notes, as reasonably determined by the Company or the Guarantor in consultation with an independent investment bank, consulting firm or comparable expert of international standing on the subject, and which:

(i)            satisfy the criteria for the eligibility for inclusion of the proceeds of the Notes, under the Applicable Supervisory Regulations;

(ii)           contain terms providing for the same interest rate and Interest Payment Dates applying to the Notes;

(iii)          rank senior to or have the same ranking as the Notes;

(iv)          preserve all obligations as to repayment of the Notes, including (without limitation) as to timing of such repayment (including preserving the same Scheduled Maturity Date and Final Maturity Date);

(v)           do not contain terms providing for loss absorption through principal write-down or conversion to ordinary shares; and

(vi)          preserve any rights to any accrued and unpaid interest, and any existing rights to other amounts payable under the Notes which has accrued to Holders and not been paid.

(e)           The Company shall deliver to the Trustee on the date fixed for any such variation or substitution an Officers’ Certificate, upon which the Trustee shall be permitted to conclusively rely, stating that all conditions precedent hereunder to such variation or substitution, including, without limitation, the conditions set forth in Section 2.10(c), have been complied with.

Section 2.11         No Payment of Additional Amounts. The Company will not be required to pay any Additional Amounts with respect to the Notes.

Section 2.12         Calculation Agent. Unless the Company has validly redeemed all Outstanding Notes on or before the First Reset Date, the Company will appoint a Person as Calculation Agent with respect to the Notes prior to the Reset Interest Determination Date preceding the First Reset Date. The Company may appoint itself or an affiliate as Calculation Agent. The Company may, in its sole discretion, remove the Calculation Agent in accordance with the agreement between the Company and the Calculation Agent; provided that the Company shall appoint a successor Calculation Agent who shall accept such appointment prior to the effectiveness of such removal; provided, further, that the Company shall promptly notify the Trustee in writing of the appointment of a Calculation Agent and of any removal of a Calculation Agent.

Article 3
REPAYMENT AND REDEMPTION OF THE NOTES

Pursuant to Section 3.01(j) and  Section 11.01 of the Base Indenture, the provisions of this Article 3 shall apply to the Notes and shall, with respect of the Notes, supersede and replace the provisions of Article 11 of the Base Indenture in their entirety as follows:

Section 3.01         Repayment at Final Maturity Date

(a)           Unless previously redeemed or purchased and cancelled, the Notes shall become finally due and payable, and shall be repaid, on the Final Maturity Date at a price equal to the principal amount thereof, together with accrued and unpaid interest on the Notes to, but excluding, the Final Maturity Date.

(b)           The Company shall notify the Trustee and the Holders of the Notes in writing not less than 10 Business Days prior to the Scheduled Maturity Date (or as soon as reasonably practicable if the BMA Redemption Requirements are no longer satisfied as of a date less than 10 Business Days prior to the Scheduled Maturity Date) if the BMA Redemption Requirements will not be satisfied on the Scheduled Maturity Date, which written notice shall state the cause of the failure to satisfy such conditions, and the repayment of the Notes shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Company shall, not more than 10 Business Days following the satisfaction of the BMA Redemption Requirements, notify the Trustee in writing that the BMA Redemption Requirements have been satisfied and of the Final Maturity Date (which the Trustee shall promptly disseminate to the Holders of the Notes), which Final Maturity Date shall be no earlier than three Business Days after the date on which notice of the Final Maturity Date has been given to the Trustee and no later than the 15th Business Day following the date the BMA Redemption Requirements were satisfied. If at any time following the date of such written notice and prior to the stated repayment date the BMA Redemption Requirements are no longer satisfied, the above notice provisions shall again apply.

(c)           In the event the Scheduled Maturity Date and the Final Maturity Date are not the same, failure to repay the Notes on the Scheduled Maturity Date will constitute neither an Event of Default nor a default of any kind and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the note the Notes or any other remedies.

Section 3.02         Optional Redemption.

(a)           Subject to Section 3.04(a), at any time not during a Par Call Period, and provided that the BMA Redemption Requirements have been satisfied and will continue to be satisfied if the optional redemption payment were made on the Notes, the Company may redeem the Notes, in whole at any time or in part (equal to $2,000 and integral multiples of $1,000 in excess thereof), at the Company’s option, at a redemption price equal to the greater of: (A) 100% of the principal amount of the Notes to be redeemed, and (B) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (not including any portion of such payments of interest accrued as of such Redemption Date) that would be due if the Notes matured on the first day of the next Par Call Period, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year comprising twelve 30-day months) at the Treasury Rate, plus 50 basis points; plus, in each case, accrued and unpaid interest (including any Arrears of Interest) on such Notes to, but excluding, such Redemption Date.

(b)           Subject to Section 3.04(a), at any time during a Par Call Period, and provided that the BMA Redemption Requirements have been satisfied and will continue to be satisfied if the optional redemption payment were made on the Notes, the Company may redeem the Notes, in whole at any time or in part (equal to $2,000 and integral multiples of $1,000 in excess thereof), at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest (including any Arrears of Interest) to, but excluding, such Redemption Date.

(c)           Notice of any optional redemption will be sent at least 15 days but not more than 60 days before the Redemption Date to the Trustee and each Holder of the Notes to be redeemed at its registered address (which notice will be irrevocable). The notice of redemption with respect to Section 3.02(a) need not set forth the redemption price but only the manner of calculation thereof. The Company shall notify the Trustee and the Holders of the Notes in writing not less than 10 Business Days prior to the applicable Redemption Date (or as soon as reasonably practicable if the BMA Redemption Requirements are no longer satisfied as of a date less than 10 Business Days prior to the applicable Redemption Date) if the BMA Redemption Requirements will not be satisfied on the applicable Redemption Date, which written notice shall state the cause of the failure to satisfy such conditions, and the redemption shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Company shall, not more than 10 Business Days following the satisfaction of the BMA Redemption Requirements, notify the Trustee in writing that the BMA Redemption Requirements have been satisfied and of the new Redemption Date (which the Trustee shall promptly disseminate to the Holders of the Notes), which new Redemption Date shall be no earlier than three Business Days after the date on which notice of such Redemption Date has been given to the Trustee and no later than the 15th Business Day following the date the BMA Redemption Requirements were satisfied. If at any time following the date of such written notice and prior to the new Redemption Date the BMA Redemption Requirements are no longer satisfied, the above notice provisions shall again apply.

(d)           Unless the Company defaults in the payment of the redemption price (including, for this purpose, a non-payment in the event the BMA Redemption Requirements have not been satisfied), on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

(e)           Whenever any determination is required to be made pursuant to this Section 3.02 as to whether any redemption occurs within or not within a Par Call Period or any other specified period, the actual date of redemption and not the date of notice of redemption shall govern.

Section 3.03         Specified Event Redemption of the Notes.

(a)           Subject to Section 3.04(a) and provided that the BMA Redemption Requirements have been satisfied and will continue to be satisfied if the redemption payment were made on the Notes, the Company may redeem the Notes at its option, in whole but not in part, at any time at a redemption price equal to (1) 100% of the principal amount, plus accrued and unpaid interest (including any Arrears of Interest), if any, on such Notes to, but excluding, such Redemption Date, within 90 days of the date on which the Company has reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Notes; (ii) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the Notes; or (iii) any official administrative decision, judicial decision, administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Notes, a Capital Disqualification Event has occurred; (2) 102% of the principal amount, plus accrued and unpaid interest (including any Arrears of Interest), if any, on such Notes to, but excluding, such Redemption Date, within 90 days after the occurrence of a Rating Agency Event; and (3) 100% of the principal amount, plus accrued and unpaid interest (including any Arrears of Interest), if any, on such Notes to, but excluding, such Redemption Date, after the occurrence of a Tax Event (each, a “Specified Event Redemption”); provided that, at the time of such Specified Event Redemption, the BMA Redemption Requirements are satisfied and will continue to be satisfied after the redemption payment is made and, if not so satisfied, such Specified Event Redemption will be deferred until such time as the BMA Redemption Requirements are satisfied.

(b)           Notice of any Specified Event Redemption will be sent at least 15 days but not more than 60 days before the Redemption Date to the Trustee and each Holder of the Notes to be redeemed at its registered address (which notice will be irrevocable). The Company shall notify the Trustee and the Holders of the Notes in writing not less than 10 Business Days prior to the applicable Redemption Date (or as soon as reasonably practicable if the BMA Redemption Requirements are no longer satisfied as of a date less than 10 Business Days prior to the applicable Redemption Date) if the BMA Redemption Requirements will not be satisfied on the applicable Redemption Date, which written notice shall state the cause of the failure to satisfy such conditions, and the Specified Event Redemption shall be deferred until such time as the BMA Redemption Requirements are satisfied. . In such event, the Company shall, not more than 10 Business Days following the satisfaction of the BMA Redemption Requirements, notify the Trustee in writing that the BMA Redemption Requirements have been satisfied and of the new Redemption Date (which the Trustee shall promptly disseminate to the Holders of the Notes), which new Redemption Date shall be no earlier than three Business Days after the date on which notice of such Redemption Date has been given to the Trustee and no later than the 15th Business Day following the date the BMA Redemption Requirements were satisfied. If at any time following the date of such written notice and prior to the new Redemption Date the BMA Redemption Requirements are no longer satisfied, the above notice provisions shall again apply.

(c)           Such notice shall state the specified Redemption Date, the facts establishing the right of the Company or the Guarantor to redeem the Notes, and that all Outstanding Notes shall be redeemed at the applicable redemption price on the Redemption Date automatically and without any further action by the Holders of the Notes.

(d)           Unless the Company defaults in the payment of the redemption price (including, for this purpose, a non-payment in the event the BMA Redemption Requirements have not been satisfied), on and after the Redemption Date, interest will cease to accrue on the Notes to be redeemed.

Section 3.04         BMA Redemption Requirements.

(a)           Notwithstanding anything to the contrary set forth herein, (i) prior to October 1, 2025, the Notes may be redeemed only with BMA Approval, and (ii) the Notes may not be redeemed at any time or repaid prior to the Final Maturity Date if the Enhanced Capital Requirement would be breached immediately before or after giving effect to such redemption or repayment of the Notes, unless, in the case of each of clause (i) and (ii), the Guarantor, the Company or another subsidiary of the Guarantor replaces the capital represented by the Notes to be redeemed or repaid with capital having equal or better capital treatment as the Notes under the Group Rules (collectively, the “BMA Redemption Requirements”).

(b)           In the event that the Notes are not redeemed or repaid as a result of a failure to satisfy the BMA Redemption Requirements, interest on the Notes will continue to accrue and be paid on each Interest Payment Date (subject to Section 2.5) until the first date on which final payment on the Notes may be made as described in Section 3.01, at which time the Notes will become due and payable, and will be finally repaid at the principal amount of the Notes, together with any accrued and unpaid interest in the manner and subject to the conditions of Section 3.04(a).

(c)           Notwithstanding any provision of the Notes or the Indenture, in the event of non-payment on a scheduled Redemption Date or the Scheduled Maturity Date resulting from a failure to satisfy the BMA Redemption Requirements in accordance with this Section 3.04, the Notes to be redeemed or repaid will not become due and payable on such date, and such non-payment will constitute neither an Event of Default nor a default of any kind with respect to the Notes, and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the Notes or any other remedies.

(d)            An Officers’ Certificate relating to the Notes in connection with repayment or any redemption under this Article 3 certifying that (i) the BMA Redemption Requirements have not been met or would not be met if the Notes were repaid or the applicable redemption payment were made, (ii) the BMA Redemption Requirements have been met and would continue to be met if the Notes were to be repaid or the applicable redemption payment were made or (iii) no such BMA Redemption Requirements apply shall, in the absence of manifest error, be treated and accepted by the Trustee, the Holders of the Notes and all other interested parties as correct and sufficient evidence thereof, shall be final and binding on such parties, and the Trustee shall be entitled to rely on such Officers’ Certificate without liability to any Person and shall have no duty to ascertain the existence of any such manifest error.

Article 4
NO SINKING FUND

Article 12 of the Base Indenture shall be superseded by this Article 4 with respect to the Notes.

Section 4.01          No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

Article 5
FORM OF NOTE

Section 5.01          Form of Note. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

[FORM OF FACE OF NOTE]

[IF THE NOTE IS TO BE A GLOBAL SECURITY, INSERT - THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE CLEARING AGENCY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE CLEARING AGENCY TO A NOMINEE OF THE CLEARING AGENCY OR BY A NOMINEE OF THE CLEARING AGENCY TO THE CLEARING AGENCY OR ANOTHER NOMINEE OF THE CLEARING AGENCY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.]

[UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

PARTNERRE FINANCE B LLC

4.500% Fixed-Rate Reset Junior Subordinated Notes due 2050

No. R-[•]	$[•]
CUSIP No. 70213B AC5

PARTNERRE FINANCE B LLC, a limited liability company organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum of [•] dollars ($[•]) on the Final Maturity Date. The Company further promises to pay interest on said principal sum from September 22, 2020 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 1 and October 1 in each year, commencing on April 1, 2021, at the rate and subject to the terms and conditions specified in Sections 2.05 and 2.06 of the First Supplemental Indenture, until the principal hereof is paid or duly provided for. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months unless the period for which interest is to be paid consists of less than a 30-day month, in which case it will be computed on the basis of the actual number of days elapsed per 30-day month. Any separate payment of Arrears of Interest will be paid according to Section 2.07 of the First Supplemental Indenture. If any Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed until the next succeeding Business Day, and no interest on such payment will accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. Similarly, if the Final Maturity Date falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Final Maturity Date to such next succeeding Business Day.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company in accordance with the terms of the Indenture, notice whereof shall be given by the Trustee to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Unless this Note is a global Note, payment of the principal of and interest due on the Final Maturity Date of this Note shall be made upon surrender of this Note at the Corporate Trust Office of the Trustee. The principal of and interest on this Note shall be paid in Dollars. Payments of interest will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto at such address as shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [•], 2020

PARTNERRE FINANCE B LLC

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer

Dated: [•], 2020

[REVERSE OF NOTE]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of September 22, 2020 (herein called the “Base Indenture”), between the Company, the Guarantor and The Bank of New York Mellon, as trustee (herein called the “Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of September 22, 2020 (the “First Supplemental Indenture” and the Base Indenture as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $500,000,000.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Notes will represent the junior subordinated unsecured obligations of the Company and will rank equally in right of payment with all future indebtedness of the Company that is by its terms equal in right of payment to the Notes. The Notes are subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all Senior Indebtedness. The Notes are contractually subordinated in right of payment to any existing and future liabilities of the Guarantor’s subsidiaries (other than the Company, PartnerRe Finance II Inc. and PartnerRe Ireland Finance DAC), including amounts owed to holders of reinsurance and insurance policies issued by the Guarantor’s reinsurance and insurance company subsidiaries.

The Final Maturity Date of the Notes is (1) October 1, 2050, or the “Scheduled Maturity Date,” if, on the Scheduled Maturity Date, the BMA Redemption Requirements are satisfied, or (2) otherwise, following the Scheduled Maturity Date, the earlier of (a) the date falling 10 Business Days after the BMA Redemption Requirements are satisfied and would continue to be satisfied if such payment were made and (b) the date on which a Winding-Up of the Company or the Guarantor occurs.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

So long as no Event of Default has occurred and is continuing, the Company and the Guarantor may elect at one or more times to defer payment of interest on the Notes for one or more consecutive interest periods, subject to, and in accordance with, the terms of the Indenture. If, as of any Interest Payment Date, a Mandatory Deferral Event has occurred and is continuing, the Company and the Guarantor shall be required to defer payment of all (and not less than all) of the interest accrued on the Notes as of such Interest Payment Date, subject to, and in accordance with, the terms of the Indenture.

The Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.

The Notes will not have a sinking fund.

The Notes of this series shall be redeemable in accordance with Article 3 of the First Supplemental Indenture.

If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected in accordance with the procedures of The Depository Trust Company, in the case of Notes represented by a global note, or by the Trustee by lot, in the case of Notes that are not represented by a global note.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 10.02 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. This global Security is exchangeable for Notes in definitive form only under certain limited circumstances set forth in the Indenture. Notes so issued are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Base Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

This Note does not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or the Guarantor or any of the Guarantor’s regulated operating subsidiaries to any Person in whose name this Note is registered or any creditor of the Company or the Guarantor or any of the Guarantor’s regulated operating subsidiaries. By acquiring this Note, the Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Company or of the Guarantor or any of their affiliates to secure the rights of Holders.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

hereby irrevocably constituting and appointing ______________________________________________________ as agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Article 6
ORIGINAL ISSUE OF NOTES

Section 6.01          Original Issue of Notes. Notes in the aggregate principal amount not to exceed $500,000,000, except as provided in Section 2.02 hereof, may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by its Chief Executive Officer, President, any Senior Vice President, Vice President or Secretary, without any further action by the Company.

Article 7
EVENTS OF DEFAULT

Solely with respect to the Notes, for so long as any of the Notes remain outstanding, pursuant to Section 3.01(r) of the Base Indenture, Sections 5.01 and 5.02 of the Base Indenture shall be superseded with respect to the Notes by the following provisions.

Section 7.01      Events of Default.

(a)            An “Event of Default” with respect to the Notes, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)             a default in payment of principal or any premium when due, other than if the Company is required to postpone payment due to failure to satisfy the BMA Redemption Requirements;

(ii)            a default for 30 days in the payment of any interest upon any of the Notes, other than upon the occurrence of a Mandatory Deferral Event (or if the Company or the Guarantor has validly elected to defer the payment of such interest in accordance with Section 2.09);

(iii)           the guarantees of the Notes by the Guarantor cease to be in full force and effect or are declared to be null and void and unenforceable (other in accordance with the terms of the Indenture); or

(iv)           the Company or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or the Guarantor or for any substantial part of its or their property, or make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its or their respective debts generally as they become due.

(b)             If an Event of Default described in clause (iv) in Section 7.01(a) occurs and is continuing, then the principal amount of the Notes will be immediately due and payable without any declaration or any other action on the part of the Trustee or any Holder of the Notes.

(c)             If an Event of Default described in clause (i), (ii) or (iii) in Section 7.01(a) occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal shall become immediately due and payable.

Section 7.02          Acceleration of Maturity; Rescission and Annulment.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article 5 of the Base Indenture, the Holders of not less than a majority in principal amount of the Outstanding Notes, by written notice to the Company or the Guarantor, as the case may be, and the Trustee, may rescind and annul such declaration and its consequences if:

(a)             the Company or the Guarantor have paid or deposited with the Trustee a sum of money sufficient to pay:

(i)             all overdue installments of any interest on and Additional Amounts with respect to such Notes and any coupon appertaining thereto (including, for the avoidance of doubt, Arrears of Interest),

(ii)            the principal of and any premium on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon and any Additional Amounts with respect thereto at the rate or rates borne by or provided for in such Notes,

(iii)           to the extent that payment of such interest or Additional Amounts is lawful, interest upon overdue installments of any interest and Additional Amounts at the rate or rates borne by or provided for in such Notes, and

(iv)           all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due the Trustee under Section 6.06 of the Base Indenture; and

(b)             all Events of Default with respect to the Notes, other than the non-payment of the principal of, any premium and interest on, and any Additional Amounts with respect to the Notes which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in Section 5.13 of the Base Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Article 8
COVENANTS

Solely with respect to the Notes, for so long as any of the Notes remain outstanding, pursuant to Section 3.01 of the Base Indenture, Article 10 of the Base Indenture shall be supplemented with respect to the Notes by the following provisions.

Until all the principal of and interest on each Note have been paid in full, the Company covenants and agrees with the Holders that:

Section 8.01          Activities of the Company. The Company’s activities shall be limited to issuing and repurchasing senior or subordinated debt instruments and lending the proceeds from the sale of any such senior or subordinated debt instruments to PartnerRe U.S. Corporation on terms identical in all material respects to the terms of the debt instruments issued by the Company in such transaction, and any other activities necessary or incidental to these activities.

Section 8.02          Use of Proceeds. The Company shall use the proceeds of the Notes to repurchase any senior or subordinated debt instruments previously issued and outstanding and/or to acquire debt instruments of PartnerRe U.S. Corporation on terms identical in all material respects to those of these Notes and shall hold such debt instruments for so long as any Note remains outstanding. Any such debt instrument of PartnerRe U.S. Corporation shall be evidenced at all times by a note or agreement duly executed and delivered by PartnerRe U.S. Corporation. The Company shall modify or waive the terms of any such debt instrument of PartnerRe U.S. Corporation only if and to the extent that the terms of the Notes have been modified or waived in accordance with the terms of the Indenture.

Section 8.03          Proper Records. The Company will keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities.

Section 8.04         Compliance with Laws. The Company will comply with all laws, rules, regulations and orders of any government agency applicable to it or its property, except where failures to do so could not, in the aggregate, result in a material adverse effect on its ability to satisfy its obligations on the Notes.

Section 8.05          Reserved.

Section 8.06          Dividend and Other Payment Stoppages During Deferral Periods. So long as the Notes remain outstanding, if (i) the Guarantor or the Company has given notice of their election to commence an Optional Deferral Period, (ii) the Guarantor or the Company has given notice identifying the commencement of a Mandatory Deferral Period or (iii) an Optional Deferral Period or a Mandatory Deferral Period has commenced and is continuing, then beginning on the earliest of such dates and until such time as the Guarantor or the Company has paid all Arrears of Interest (including compounded interest on the deferred amounts), the Guarantor will not, nor will it permit its subsidiaries to:

(a)             declare or pay any dividends or distributions on its preferred shares or common shares (collectively, “capital stock”), other than (1) a dividend payable solely in the form of equity securities, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such capital stock or (2) any inter-company payments, other than dividend payments by the Company or its direct parent, PartnerRe U.S. Corporation;

(b)             repurchase, redeem or otherwise acquire for consideration any shares of capital stock, directly or indirectly, other than (1) as a result of a reclassification of capital stock for or into other capital stock or the exchange or conversion of one share of capital stock for or into another share of capital stock, (2) through the use of the proceeds of a substantially contemporaneous sale of capital stock or (3) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants;

(c)             make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any debt securities that the Guarantor issues or guarantees for which such securities or guarantees, as the case may be, rank upon the Guarantor’s liquidation equal with or junior to the guarantees of the Notes, other than (1) any payment of current or deferred interest on equal-ranking securities that is made pro rata to the amounts due on such equal-ranking securities (including the Notes and the guarantees of the Notes) and (2) any payment of principal or current or deferred interest with respect to any equal-ranking securities to the extent necessary to avoid a breach of any terms of the indentures or guarantees governing such equal-ranking securities; or

(d)             make any guarantee payments regarding any guarantee issued by the Guarantor of securities of any of its subsidiaries if that guarantee ranks upon the Guarantor’s liquidation equal with or junior to the guarantees of the Notes, other than (1) any payment of current or deferred interest on equal-ranking securities that is made pro rata to the amounts due on such equal ranking securities (including the Notes and the guarantees of the Notes) and (2) any payment of principal or current or deferred interest with respect to any equal-ranking securities to the extent necessary to avoid a breach of any terms of the indentures or guarantees governing such equal-ranking securities.

Article 9
MODIFICATION AND WAIVER

Solely with respect to the Notes, for so long as any of the Notes remain outstanding, the Company (when authorized by or pursuant to a Company’s Board Resolution), the Guarantor (when authorized pursuant to a Board Resolution of the Guarantor’s Board of Directors) and the Trustee may enter into an indenture or indentures supplemental hereto in accordance with Article 9 of the Base Indenture as amended and supplemented by the following provision.

Section 9.01          Modification and Waiver. Notwithstanding anything to the contrary in the Indenture, no modification or amendment to the Stated Maturity or the principal of, or any premium or installment of interest on, or any Additional Amounts with respect to, any of the Notes is permitted without (i) the consent of the Holder of each Note affected thereby and (ii) BMA Approval.

Article 10
ADDITIONAL TERMS

Section 10.01        Additional Terms. The Notes will not be convertible into shares of Common Stock or Preferred Stock of the Company and/or exchangeable for other securities. The amount of payments of principal with respect to the Notes shall not be determined with reference to an index, formula or other method or methods. No Notes are issuable upon the exercise of warrants. Each of Section 4.02(b) of the Base Indenture relating to defeasance and Section 4.02(c) of the Base Indenture relating to covenant defeasance shall apply to the Notes, and the covenants subject to Section 4.02(c) and Section 10.06 of the Base Indenture shall include the covenants set forth in, and made applicable to the Notes by, Article 8 of this First Supplemental Indenture.

Section 10.02        No Rights of Set-off; No Encumbrances. The Notes will not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or the Guarantor or any of the Guarantor’s regulated operating subsidiaries to any Person in whose name the Notes are registered or any creditor of the Company or the Guarantor or any of the Guarantor’s regulated operating subsidiaries. By acquiring the Notes, each Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Company or the Guarantor or any of their affiliates to secure the rights of Holders.

Section 10.03        Contractual Subordination. The Notes are junior subordinated unsecured obligations of the Company and will be contractually subordinated in right of payment to any existing and future liabilities of the Guarantor’s subsidiaries (other than the Company, PartnerRe Finance II Inc. and PartnerRe Ireland Finance DAC), including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.

Section 10.04        Agreement to Certain Tax Treatment. The Company, the Guarantor and PartnerRe U.S. Corporation agree, and each Holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed, to treat the Notes as indebtedness of PartnerRe U.S. Corporation for U.S. federal income tax purposes, unless otherwise required by applicable law.

Article 11
MISCELLANEOUS

Section 11.01        Ratification of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 11.02        Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 11.03        Governing Law. This First Supplemental Indenture and each Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State applicable to contracts made and to be performed entirely within said State.

Section 11.04        Separability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 11.05        Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

* * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PARTNERRE FINANCE B LLC, as Company

By:	/s/ Thomas L. Forsyth
	Name:	Thomas L. Forsyth
	Title:	President & CEO

PARTNERRE LTD., as Guarantor

By:	/s/ Nick Burnet
	Name:	Nick Burnet
	Title:	Executive Vice President &
Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

[First Supplemental Indenture]